Exhibit (b)(7)

WELLS FARGO BANK, NATIONAL ASSOCIATION 125 High Street Boston, MA 02110	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. One Columbus Circle New York, New York 10019

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	UBS AG, STAMFORD BRANCH 600 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10019

MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, NY 10020	PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 300 Fifth Avenue The Tower at PNC Plaza Pittsburgh, Pennsylvania 15222	ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281

CIBC WORLD MARKETS CORP. & CANADIAN IMPERIAL BANK OF COMMERCE 300 Madison Avenue New York, NY 10021	CITIZENS BANK, N.A. 28 State Street Boston, MA 02109	FIFTH THIRD BANK, NATIONAL ASSOCIATION FIFTH THIRD SECURITIES, INC. Fifth Third Center 38 Fountain Square Plaza Cincinatti, OH 45263

THE BANK OF NOVA SCOTIA 250 Vesey Street New York, NY 10281	TD BANK, N.A. 1 Vanderbilt Avenue New York, NY 10017	TRUIST BANK TRUIST SECURITIES, INC. 3333 Peachtree Road Atlanta, GA 30326

U.S. BANK NATIONAL ASSOCIATION 214 N. Tryon Street 26th Floor Charlotte, NC 28202	BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue New York, NY 10019	REGIONS BANK 1180 W. Peachtree St., Ste. 1000 Atlanta, GA 30309 REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK 615 S. College Street, Ste. 600 Charlotte, NC 28202

CONFIDENTIAL

March 27, 2025

Blazing Star Merger Sub, Inc.

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

PROJECT WING

Amended and Restated U.S. Retail Senior Secured

ABL Facility Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Commitment Letter (the “Original Commitment Letter”), dated March 6, 2025 (the “Original Signing Date”) by and among Wells Fargo Bank, National Association (“Wells Fargo”), Citi (as defined below), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, “DB”), Goldman Sachs Bank USA (“Goldman Sachs ), JPMorgan Chase Bank, N.A. (“JPMCB”), UBS AG, Stamford Branch (“UBS AG”), UBS Securities LLC (“UBSS” and, together with UBS AG, “UBS”), Mizuho Bank, Ltd. (“Mizuho”), PNC Bank, National Association (“PNC Bank”) and PNC Capital Markets LLC (“PNCCM” and, together with PNC Bank, “PNC”). The Original Commitment Letter is hereby amended, restated and superseded in its entirety as follow and such Original Commitment Letter shall be of no further force or effect.

You have advised Wells Fargo, Citi, DB, Goldman Sachs, JPMCB, UBS, Mizuho, PNC, Royal Bank of Canada (“RBC”), CIBC World Markets Corp. and Canadian Imperial Bank of Commerce (together, “CIBC”), Citizens Bank, N.A. (“Citizens”), Fifth Third Bank, National Association (“FTB”) and Fifth Third Securities, Inc. (“FTSI” and, together with FTB, “Fifth Third”), The Bank of Nova Scotia (“Scotiabank”), TD (as defined below), Truist Bank and Truist Securities, Inc. (“TSI” and, together with Truist Bank, “Truist”), U.S. Bank National Association (“US Bank”), BNP Paribas and BNP Paribas Securities Corp. (“BPSC” and, together with BNP Paribas, “BNP”) and Regions Bank and Regions Capital Markets, a Division of Regions Bank (“RCM” and, together with Regions Bank, “Regions”) (collectively, the “Commitment Parties”, “we” or “us”) that a newly created corporation organized under the laws of Delaware (“Merger Sub” or “you”), formed at the direction of Sycamore Partners Management, L.P. and its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, “Sycamore” or the “Sponsor”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet, the Summary of Additional Conditions attached hereto as Exhibit C and any other schedule, exhibit or annex attached hereto, collectively, the “Commitment Letter”), as applicable.

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

For purposes of this Commitment Letter, “TD” shall mean TD Bank, N.A. and/or any of their affiliates as TD shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments.

In connection with the Transactions, each Commitment Party is pleased to commit to provide (on a several but not joint basis) the percentage and amount of the USR ABL Facility (as defined in Exhibit B) specified opposite its name on Schedule 1 hereto, subject only, and limited to, the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B. Each Commitment Party shall, in the capacity of a lender under the USR ABL Facility, be an “Initial Lender” and, together, the “Initial Lenders”.

2.	Titles and Roles.

It is agreed that (i) each of Wells Fargo, Citi, DBSI, Goldman Sachs, JPMCB, UBSS, Mizuho, PNC, RBC, CIBC, Citizens, FTSI, Scotiabank, TD, TSI, US Bank, BPSC and RCM will act as a joint lead arranger and joint bookrunner for the USR ABL Facility (each, in such capacity, a “Lead Arranger” and together, the “Lead Arrangers”), (ii) Wells Fargo will act as administrative agent and collateral agent (in such capacities, the “USR ABL Administrative Agent”) for the USR ABL Facility and (iii) Wells Fargo will act as “lead left” with respect to the USR ABL Facility, shall have “left lead” designation and “top left” placement on all Informational Materials (defined below) and all other offering or marketing materials in respect of the USR ABL Facility and shall hold all leading roles and responsibilities customarily associated with such “top left” placement.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments for the USR ABL Facility hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or the Sponsor to us on or prior to the Signing Date, (ii) those persons who are competitors of the Company, the U.S. Retail Pharmacy Business (as defined in Exhibit A) and their respective subsidiaries that are separately identified in writing by you or the Sponsor to us from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans commitments or participations in respect of the USR ABL Facility), (iii) Excluded Parties (as defined below) and (iv) as to any entity referenced in the case of each of clauses (i) and (ii) above (the “Primary Disqualified Lenders”), any of such Primary Disqualified Lender’s affiliates (excluding in the case of clause (ii) above, any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) that are either (a) identified in writing by you or the Sponsor from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii), (iii) and (iv) above, collectively “Disqualified Lenders”).

Notwithstanding the Lead Arrangers’ right to syndicate the USR ABL Facility and receive commitments with respect thereto except for assignments among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the USR ABL Facility on the date of both the consummation of the Merger and the date of the initial funding under the USR ABL Facility (the date of such consummation and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the USR ABL Facility, including its commitments in respect thereof, until after the effectiveness and initial funding of the USR ABL Facility has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the USR ABL Facility until the effectiveness and initial funding of the USR ABL Facility on the Closing Date and the consummation of the Transactions thereon and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the USR ABL Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the USR ABL Facility and in no event shall the commencement or successful completion of syndication of the USR ABL Facility constitute a condition to the availability or funding of the USR ABL Facility on the Closing Date. The Lead Arrangers may commence syndication efforts promptly after the Original Signing Date and, as part of their syndication efforts, it is their intent to have Lenders commit to the USR ABL Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (y) the day that is forty-five (45) days following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall be limited to, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, the Company’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, certain relevant non-legal representatives and certain relevant non-legal advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, such contact between appropriate members of senior management and certain relevant non-legal representatives and certain relevant non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at locations and times mutually agreed upon, (c) your and the Sponsor’s assistance (including, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication (it being understood and agreed that you shall use your commercially reasonable efforts to provide the Lead Arrangers with a period of, on or prior to the Closing Date, fifteen (15) consecutive Business Days (as defined in the Merger Agreement) following receipt of the Information Memoranda (as defined below) in a form customarily delivered in connection with asset based loan financings of this type, to syndicate the USR ABL Facility), (d) the hosting, with the Lead Arrangers, of a reasonable number of meetings with prospective Lenders at times and locations to be mutually agreed upon (which may be held virtually if mutually agreed) (and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, to cause appropriate senior officers of the Company to be available for such meetings), (e) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the USR ABL Borrower (as defined in Exhibit A), you or any of your or its subsidiaries being offered, placed or arranged (other than (i) the FILO Facility (as defined in Exhibit A) and (ii) the Factoring Facility (as defined in Exhibit A)) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), if such issuance, offering, placement or arrangement would materially impair the primary syndication of the USR ABL Facility (it being understood and agreed that your and your subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the USR ABL Facility), (f) at any time prior to the Syndication Date, using your commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, to ensure that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the USR ABL Borrower and its subsidiaries being offered, placed or arranged (other than (x) the FILO Facility and the Factoring Facility and (y) any indebtedness of the Company and its subsidiaries permitted to be incurred, issued or remain outstanding on or prior to the Closing Date under the Merger Agreement) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), if such issuance, offering, placement or arrangement would materially impair the primary syndication of the USR ABL Facility (it being understood and agreed that the Company and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, in each case, will not be deemed to materially impair the primary syndication of the USR ABL Facility) and (g) to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, using commercially reasonable efforts to (x) ensure that the USR ABL Administrative Agent and its designees shall have sufficient access to the USR ABL Borrower and its subsidiaries that are USR ABL Subsidiary Guarantors (as defined in Exhibit B) to complete a field examination and inventory appraisal (including as to Prescription Files) and (y) deliver a USR ABL Borrowing Base Certificate (as defined in Exhibit B), or if you are unable to prepare and deliver a USR ABL Borrowing Base Certificate in respect of the USR ABL Facility, deliver a certificate evidencing the Modified USR ABL Borrowing Base (as defined in Exhibit B) giving effect to the initial borrowing under the USR ABL Facility on the Closing Date, which certificate will be in a form as agreed between the USR ABL Borrower and the USR ABL Administrative Agent (it being understood that the failure to deliver such certificate shall result in a Modified USR ABL Borrowing Base); provided that, you shall use commercially reasonable efforts to provide quarterly Projections (as defined below) after the Syndication Date until the first anniversary of the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including compliance with any of the provisions set forth in clauses (a) through (g) above) shall not constitute a condition to the commitments hereunder or the funding of the USR ABL Facility on the Closing Date.

Each Lead Arranger will manage, in consultation with you, all aspects of any syndication of the USR ABL Facility, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the third preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Sponsor to provide and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, the Company to provide) to the Lead Arrangers (x) all customary information with respect to you, Holdings (as defined in Exhibit A), the USR ABL Borrower, the Company and your and its respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, (y) the historical financial information required to be provided in accordance with paragraph 9 of Exhibit C hereto and (z) Projections and such other customary information as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the USR ABL Facility. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to (i) communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege and/or (ii) seek to obtain any necessary waivers in order to disclose such information (other than to the extent limited by attorney client privilege); provided, further, that none of the foregoing shall be construed to limit any of the USR ABL Borrower’s representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the USR ABL Facility Documentation (as defined in Exhibit B). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the USR ABL Facility shall be those required to be delivered pursuant to paragraph 9 of Exhibit C and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the USR ABL Facility on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), customary financial estimates, forecasts and other projections (such projections, the “Projections”) and other offering and marketing materials and presentations, including confidential information memoranda customary for transactions of this type, to be used in connection with the syndication of the USR ABL Facility (collectively, the “Information Memoranda”) (such Information, Projections, other customary offering and marketing material and the Information Memoranda, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material non-public information (“MNPI”) with respect to you, Holdings, the USR ABL Borrower and your or their respective subsidiaries, the Company and its subsidiaries or your or their respective securities for purposes of United States federal or state securities laws) (collectively, the “Public Sider Information”; and each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the reasonable request of the Lead Arrangers, you agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the USR ABL Facility that consists exclusively of information that is Public Sider Information with respect to the USR ABL Borrower, the Company and their respective subsidiaries and securities for the purposes of United States, federal or state securities laws to be used by Public Siders. The Public Sider Information will be substantially consistent with the information that would be included in any filings made by you, the USR ABL Borrower, Holdings and your and their respective subsidiaries and the Company and its subsidiaries with the Securities and Exchange Commission. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials includes only Public Sider Information and does not include MNPI (other than as set forth in the following paragraph of this Section 3 below), contain a customary “10b-5” representation and exculpates you, the Sponsor, the Investors, the Company, your and their respective affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, at our reasonable request, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment

Parties and the proposed Lenders to treat such Information Materials as not containing any information other than Public Sider Information (it being understood that if you are unable to reasonably determine if any such information is or is not Public Sider Information, you shall not be obligated to mark such information as “PUBLIC”). We will not make any Information Materials not marked “PUBLIC” available to Public Siders except as contemplated in the succeeding paragraph.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials contain information that is not Public Sider Information (provided that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the USR ABL Facility’s terms and conditions, (c) drafts and final versions of the USR ABL Facility Documentation and (d) publicly filed financial statements of you, the USR ABL Borrower, the Company or your or their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing contains information that is not Public Sider Information, then Public Siders will not receive such materials without your consent.

4.	Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Company and its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data (such information and data, other than (i) the Projections, (ii) information of a general economic or industry specific nature and (iii) information derived from third-party reports, the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by, or at the request of, you or any of your representatives on your behalf (including the Sponsor) in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections contained in the Information Memoranda have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memoranda were being furnished, and such representations and warranties were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company and its subsidiaries and information derived from third-party reports, to your knowledge) such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information and Projections relating to the Company and its subsidiaries and its and their respective businesses and information derived from third-party reports, to your knowledge, such representations and warranties are correct in all material respects under those circumstances); provided that any such supplementation shall cure any breach of such representations and warranties. In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memoranda without responsibility for independent verification thereof.

5.	Fees.

As consideration for (i) the commitments of the Initial Lenders hereunder to provide the USR ABL Facility and (ii) for the agreements of the Lead Arrangers and the Initial Lenders to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and the Fee Letter dated as of the date hereof and delivered herewith between you and the Commitment Parties (the “Fee Letter”), which amends, restates and supersedes the fee letter as of the Original Signing Date providing, among other things, for certain fees relating to the USR ABL Facility (the “Original Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or as set forth herein or therein.

6.	Conditions.

The commitments of each Initial Lender hereunder to fund the USR ABL Facility on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B (the “Exclusive Funding Conditions”) and upon satisfaction (or waiver by the Initial Lenders and the Lead Arrangers) of such Exclusive Funding Conditions, the availability and initial funding of the USR ABL Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the USR ABL Facility Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the USR ABL Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making or accuracy of which shall be a condition to the availability and funding of the USR ABL Facility on the Closing Date shall be (A) such of the representations made by, or with respect to, the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Merger Agreement or to decline to consummate the Merger without resulting in (x) the payment of any fees, liquidated damages or other amounts under the Merger Agreement in accordance with the Merger Agreement or (y) liability to it or you (or such affiliate) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by the USR ABL Borrower and the USR ABL Guarantors (as defined in Exhibit B) under the USR ABL Facility (after giving effect to the Transactions) and (ii) the terms of the USR ABL Facility Documentation shall be in a form such that they do not impair the availability or funding of the USR ABL Facility on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Initial Lenders and the Lead Arrangers) (it being understood that, to the extent any security interest in any USR ABL Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected or registered (as applicable) on the Closing Date (other than (i) assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and (ii) the delivery of stock certificates of the USR ABL Borrower and its wholly-owned, material restricted subsidiaries formed or organized under the laws of any state of the United States of America or the District of Columbia (in each case, to the extent certificated) evidencing the equity interests required to be pledged pursuant to the Term Sheet with respect to which a lien may be perfected by the delivery of a stock or equivalent certificate, but, with respect to the Company and its subsidiaries, only to the extent received after use of commercially reasonable efforts to do so) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such USR ABL Collateral shall not constitute a condition to the availability or initial funding of the USR ABL Facility on the Closing Date, but instead shall be required to be delivered or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not earlier than ninety (90) days after the Closing Date or such longer period as may be agreed by the USR ABL Administrative Agent in its sole discretion (and without any requirement for consent of the Lenders) and the USR ABL Borrower acting reasonably)). For purposes hereof, “Specified Representations” means the representations and warranties of or made by the USR ABL Borrower and each USR ABL Guarantor to be set forth in the USR ABL Facility Documentation relating to organizational status of the USR ABL Borrower and the USR ABL Guarantors (after giving effect to the Transactions); power and authority, due authorization, execution and delivery and enforceability, in each case related to, the borrowing under, guaranteeing under, performance of, and granting of security interests in the USR ABL Collateral pursuant to, the USR ABL Facility Documentation; the incurrence of the loans to be made under the USR ABL Facility and the provision of the USR ABL Guarantees under the USR ABL Facility, and the granting of the security interests in the USR ABL Collateral to secure the USR ABL Facility, do not conflict with the organizational documents of the USR ABL Borrower and each USR ABL Guarantor; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 8 of Exhibit C hereto) as of the Closing Date (after giving effect to the Transactions) of the USR ABL Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the USR ABL Loans not violating the OFAC, the FCPA or the PATRIOT Act or any other applicable anti-corruption, anti-money laundering, anti-terrorism and sanctions laws; and subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests to be granted in the USR ABL Collateral. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7.	Indemnity; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the USR ABL Facility, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Transactions or any related transaction contemplated hereby, the USR ABL Facility, or any use of the proceeds thereof (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing, (a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within thirty (30) days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket expenses and reasonable legal fees and expenses of one (1) firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one (1) firm of counsel for such affected Indemnified Person in each appropriate jurisdiction (which may include a single special conflicts counsel acting in multiple jurisdictions), or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter or the Original Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding (other than a Proceeding against the USR ABL Administrative Agent or a Lead Arranger acting pursuant to this Commitment Letter or the Original Commitment Letter or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) to the extent that the Closing Date occurs or if you voluntarily terminate the Initial Lenders’ commitments hereunder (it being understood that termination of the commitments hereunder in connection with termination of the Merger Agreement shall not constitute a voluntary termination), to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, expenses for field examinations and inventory appraisals, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties identified in the Term Sheet and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the USR ABL Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the USR ABL Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”; provided that (x) only one (1) inventory appraisal (including as to Prescription Files (as applicable)) and one (1) field examination shall be included within the definition of Expenses) and (y) the reasonable out of pocket fees and expenses in connection with such inventory appraisal and field examinations shall be reimbursed regardless of whether the Closing Date occurs (such reimbursement to occur upon the earlier of the Closing Date and the termination of this Commitment Letter). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the USR ABL Facility Documentation upon execution thereof and thereafter shall have no further force and effect. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

Notwithstanding any other provision of this Commitment Letter, (i) no Commitment Party or any of their respective affiliates or controlling persons or other respective officers, directors, employees, successors, partners, agents, advisors or representatives of each of the foregoing (each, an “Exculpated Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Exculpated Person or any of such Exculpated Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you (or any of your affiliates), the Investors (or any of their respective affiliates), the Company (or any of its subsidiaries) or any Exculpated Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Transactions (including the USR ABL Facility and the use of proceeds thereunder) or with respect to any activities related to the USR ABL Facility, including the preparation of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter and the USR ABL Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Exculpated Person with respect to which the applicable Exculpated Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If you have reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then the Indemnified Person shall promptly refund such amount.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non- satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. In addition, you acknowledge that the Commitment Parties may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Company and that, in such capacity, such Commitment Parties may acquire information about the Company, the sale thereof, and such other potential purchasers and their strategies and proposals, but such Commitment Parties shall have no obligation to disclose to you the substance of such information or the fact that such Commitment Parties are in possession thereof. None of the Commitment Parties or their affiliates will use confidential information obtained from you, the Company and your and its respective affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company and your and its respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

In particular, please note that each of UBSS, Wells Fargo, Citi, Goldman Sachs and JPMCB and/or its affiliates has been retained by the Sponsor as financial advisor (in such capacity, a “Financial Advisor”) to the Sponsor in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of such Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity a Financial Advisor may recommend that the Sponsor not pursue or accept your offer or proposal for the Merger or advise the Sponsor in other manners adverse to your interests. You further acknowledge that no Commitment Party or Lead Arranger shall be imputed to have knowledge of confidential information provided to or obtained by any Financial Advisor in its capacity as a Financial Advisor to the Sponsor.

As you know, certain of the Commitment Parties and their affiliates are full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any interests to you or your affiliates. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as agents, advisors or fiduciaries of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto, and you agree not to assert any claims against the Commitment Parties based on an alleged breach of fiduciary duty by the Commitment Parties in connection herewith or assert any claim based on any actual or potential conflict of interests that might be asserted to arise from the engagement of any Commitment Party hereunder and the transactions contemplated hereby, on the one hand, and the engagement of any Commitment Party or any of their respective affiliates acting as a financial advisor to you, the Company or any of your respective affiliates, on the other hand.

Furthermore, you acknowledge that the Commitment Parties and their respective affiliates may have fiduciary or other relationships whereby the Commitment Parties and their respective affiliates may exercise voting power over securities and loans of various persons, which securities and loans may from time to time include securities and loans of the Company, potential Lenders or others with interests in respect of the USR ABL Facility. You acknowledge that the Commitment Parties and their respective affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to the Commitment Parties’ relationship to you or the Company hereunder.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or the Original Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the Investors, and to your and any of the Investors’ affiliates and limited partners and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof or the Original Fee Letter or the contents thereof) and the contents hereof to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and its contents including the Term Sheet and other exhibits and attachments hereto (but not the Fee Letter or the contents thereof or the Original Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the USR ABL Facility (including the Information Materials), in any syndication or other marketing materials in connection with the FILO Facility or the Factoring Facility or any other facility obtained by an affiliate of the USR ABL Borrower in connection with the Transactions or in connection with any public or regulatory filing requirements relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the USR ABL Facility, the FILO Facility or the Factoring Facility, to potential Lenders and their affiliates involved in the related commitments to the Transactions and/or to rating agencies in connection with obtaining ratings for the Transactions, (iv) you may disclose the aggregate fee amount contained in the Fee Letter or the Original Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the USR ABL Facility or in any public or regulatory filing relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (v) if the fee amounts payable pursuant to the Fee Letter or the Original Fee Letter and the economic terms of the “Market Flex Provisions” in the Fee Letter or the Original Fee Letter (collectively, the “Market Flex Provisions”) have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and the contents thereof or the Original Fee Letter and the contents thereof to the Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, controlling persons and advisors, on a confidential and need-to-know basis. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Original Signing Date.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, the Company, the Investors or any of your or their respective subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information was already in our possession prior to the date hereof, or is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Commitment Letter or the Original Commitment Letter, (f) to the Commitment Parties’ affiliates and to the Commitment Parties’ and their affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (other than (i) any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital or any of such affiliates’ officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents and (ii) any of its affiliates and any of their employees that are engaged directly or indirectly in a sale of the Company and its subsidiaries as sell-side representative or any such affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures, to act in a supervisory capacity and other than such Commitment Party’s or such affiliate’s legal, compliance, risk management, credit or investment committee members (collectively, the “Excluded Parties”)) who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) for the purposes of establishing a “due diligence” defense or (h) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the USR ABL Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that the USR ABL Facility is effective, the Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the USR ABL Facility Documentation upon the effectiveness thereunder to the extent such provisions are binding on such Commitment Party. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Original Signing Date.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing, in good faith, information regarding suspected material violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority to the extent that any such disclosure is required by such laws, rules or regulations, in each case to the extent required by applicable law.

Notwithstanding anything in this Section 9 to the contrary, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the USR ABL Borrower and your and their affiliates (or any of them), and the amount, type and closing date of the Transactions, all at our expense.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than any assignment (i) subject to the limitations set forth in Section 3 above, by an Initial Lender to any Lender, (ii) occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Merger, to the Company and (iii) by you to the Company, any U.S. subsidiary of the Company, or another newly-formed U.S. organized entity, in each case, prior to or on the Closing Date or otherwise shortly thereafter (provided that in the case of an assignment to the Company or any U.S. subsidiary, such assignment shall only be permitted on (and subject to the occurrence of) the Closing Date), so long as such entity is, or will be, directly or indirectly controlled by the Sponsor after giving effect to the Transactions and shall (directly or indirectly through a wholly-owned subsidiary) own the Company or the U.S. Retail Business of the Company or be the successor to the Company and agrees to be bound by the terms hereof and the Fee Letter) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches (other than any Excluded Party) in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and shall be subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. THIS COMMITMENT LETTER AND THE ORIGINAL COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER OR THE ORIGINAL COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Merger Agreement or such inaccuracy results in a failure of a condition precedent to your obligations in the Merger Agreement to consummate the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, subject without limitation to the satisfaction (or waiver by each party hereto) of the conditions precedents set forth herein and an agreement of each party to negotiate in good faith the USR ABL Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE ORIGINAL COMMITMENT LETTER, THE FEE LETTER, THE ORIGINAL FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in Manhattan, and any appellate court from any thereof, in any action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) arising out of or relating to this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”) and the requirements of 31 C.F.R §1010.230 (the “Beneficial Ownership Regulation”), it and each Lender is required to obtain, verify and record information that identifies the USR ABL Borrower and each USR ABL Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party and such Lender to identify the USR ABL Borrower and each USR ABL Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

The indemnification, exculpation, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the USR ABL Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 of this Commitment Letter and the penultimate sentence of Section 4 of this Commitment Letter, and other than your obligations with respect to the confidentiality of this Commitment Letter, the Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the USR ABL Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the USR ABL Facility hereunder at any time subject to the provisions of the preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce or terminate the Initial Lenders’ commitments with respect to USR ABL Facility (on a pro rata basis amongst the Initial Lenders), in each case, in a manner consistent with the allocation of purchase price reduction described under paragraph 1 of Exhibit C regardless of whether or not such reduction or termination is made in connection with a purchase price reduction.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter and the Fee Letter shall become effective upon execution and delivery by all parties hereto and thereto, respectively.

Upon execution and delivery of this Commitment Letter and the Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the USR ABL Facility and our other undertakings in connection therewith available for you until the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Merger, the termination of the Merger Agreement by you (or your affiliates) or with your (or your affiliates’) written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Merger, (ii) the consummation of the Merger without the funding or effectiveness of the USR ABL Facility and (iii) 11:59 p.m., New York City time, on the fifth Business Day (as defined in the Merger Agreement as in effect on the Original Signing Date) following the Outside Date (as defined in the Merger Agreement as in effect on the Original Signing Date and determined after giving effect to any extensions thereto as set forth in the Merger Agreement as in effect on the Original Signing Date). Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to provide the USR ABL Facility and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Cory Loftus
Name: Cory Loftus
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Christopher Marino
Name: Christopher Marino
Title: Vice President & Director

DEUTSCHE AG NEW YORK BRANCH
By:	/s/ Frank Fazio
Name: Frank Fazio
Title: Managing Director
By:	/s/ William Frauen
Name: William Frauen
Title: Managing Director
DEUTSCHE BANK SECURITIES INC.
By:	/s/ Frank Fazio
Name: Frank Fazio
Title: Managing Director
By:	/s/ William Frauen
Name: William Frauen
Title: Managing Director

GOLDMAN SACHS BANK USA
By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory
JPMORGAN CHASE BANK, N.A.
By:	/s/ Maurice Dattas
Name: Maurice Dattas
Title: Vice President
UBS AG, STAMFORD BRANCH
By:	/s/ David Juge
Name: David Juge
Title: Managing Director
By:	/s/ Alex Ranson
Name: Alex Ranson
Title: Managing Director
UBS SECURITIES, LLC
By:	/s/ David Juge
Name: David Juge
Title: Managing Director
By:	/s/ Alex Ranson
Name: Alex Ranson
Title: Managing Director
MIZUHO BANK LTD.
By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Maggie Smith
Name: Maggie Smith
Title: Vice President
PNC CAPITAL MARKETS LLC
By:	/s/ Brian Prettyman
Name: Brian Prettyman
Title: Managing Director
ROYAL BANK OF CANADA
By:	/s/ Pierre Noriega
Name: Pierre Noriega
Title: Authorized Signatory
CANADIAN IMPERIAL BANK OF COMMERCE
By:	/s/ Marc Mainelli
Name: Marc Mainelli
Title: Authorized Signatory
CANADIAN IMPERIAL BANK OF COMMERCE
By:	/s/ Claire Townsley
Name: Claire Townsley
Title: Director

CITIZENS BANK, N.A.
By:	/s/ Sarah Becker
Name: Sarah Becker
Title: SVP
FIFTH THIRD BANK, NATIONAL ASSOCIATION
By:	/s/ Mark Pienkos
Name: Mark Pienkos
Title: Managing Director
THE BANK OF NOVA SCOTIA
By:	/s/ David Truder
Name: David Truder
Title: Managing Director
TD BANK, N.A.
By:	/s/ Virginia Pulverenti
Name: Virginia Pulverenti
Title: Vice President
TRUIST BANK
By:	/s/ Elizabeth H. Riley
Name: Elizabeth H. Riley
Title: Vice President
TRUIST SECURITIES, INC.
By:	/s/ Elizabeth H. Riley
Name: Elizabeth H. Riley
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Daniel Yu
Name: Daniel Yu
Title: Senior Vice President
BNP PARIBAS
By:	/s/ Ali Mehdi
Name: Ali Mehdi
Title: Managing Director
By:	/s/ Michael O’Brien
Name: Michael O’Brien
Title: Director
BNP PARIBAS SECURITIES CORP.
By:	/s/ Ali Mehdi
Name: Ali Mehdi
Title: Managing Director
By:	/s/ Michael O’Brien
Name: Michael O’Brien
Title: Director
REGIONS BANK
By:	/s/ Jonathan Green
Name: Jonathan Green
Title: Director

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK
By:	/s/ Ed Baran
Name: Ed Baran
Title: Director

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:
BLAZING STAR MERGER SUB, INC.
By:	/s/ Kevin Burke
Name: Kevin Burke
Title: Co-President

SCHEDULE 1

COMMITMENTS

Commitment Party	Commitment Percentage	Commitment Amount
Wells Fargo Bank, National Association	12.0%	$600,000,000
Citibank, N.A. London Branch	10.0%	$500,000,000
Goldman Sachs Bank USA	10.0%	$500,000,000
JPMorgan Chase Bank, N.A	10.0%	$500,000,000
UBS AG, Stamford Branch	10.0%	$500,000,000
Deutsche Bank AG New York Branch	8.0%	$400,000,000
Mizuho Bank, Ltd.	5.0%	$250,000,000
PNC Bank, National Association	5.0%	$250,000,000
Royal Bank of Canada	5.0%	$250,000,000
CIBC World Markets Corp. & Canadian Imperial Bank of Commerce	3.0%	$150,000,000
Citizens Bank, N.A.	3.0%	$150,000,000
Regions Bank	3.0%	$150,000,000
TD Bank, N.A.	3.0%	$150,000,000
The Bank of Nova Scotia	3.0%	$150,000,000
BNP Paribas	2.5%	$125,000,000
Fifth Third Bank, National Association	2.5%	$125,000,000
Truist Bank	2.5%	$125,000,000
U.S. Bank National Association	2.5%	$125,000,000

TOTAL:	100.0%	$5,000,000,000

EXHIBIT A

Project Wing

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Blazing Star Merger Sub, Inc., a newly created corporation organized under the laws of Delaware (“Merger Sub”), formed at the direction of Sycamore Partners Management, L.P. and its affiliates and funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, the “Sponsor”), intends to merge with and into a corporation previously identified to the Lead Arrangers as “Wing” (the “Company”). Merger Sub intends to consummate the Merger (as defined below) pursuant to an Agreement and Plan of Merger, dated as of the Original Signing Date (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”) by and among Merger Sub, Blazing Star Parent, LLC, a limited liability company organized under the laws of Delaware (“Parent”), and the Company, pursuant to which, among other things, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger and (ii) except with respect to certain equity holders who are contemplated to be immediately reinvesting the proceeds received by them as consideration in the Merger in a direct or indirect parent of the USR ABL Borrower (as defined below) and other entities holding certain businesses of the Company in exchange for equity interests in such entities (the “Reinvestment Investors”), the equity holders of the Company will receive cash and certain contingent value rights in exchange for their capital stock and/or equity awards in the Company (collectively, the “Merger Consideration”).

In connection with the foregoing, it is intended that:

(a) The Sponsor will establish (i) one or more other newly formed corporations, limited liability companies and/or partnerships (“Parent Holdco(s)”), (ii) a newly created entity organized under the laws of the United States and a wholly-owned subsidiary of a Parent Holdco (“Holdings”) and (iii) Parent, a newly created corporation organized under the laws of Delaware and a wholly-owned direct subsidiary of Holdings that will directly or indirectly own the U.S. Retail Business (the “USR ABL Borrower”). The “U.S. Retail Business” shall mean the U.S. retail drugstores, health and wellness services, specialty and home delivery pharmacy services business segment of the Company. In addition, the Borrower and its affiliates intend to use reasonable best efforts consummate to the transactions in accordance with and as provided for in Section 6.16 of the Company Disclosure Letter to the Merger Agreement.

(b) The Sponsor and certain other investors (including management of the Company and the Reinvestment Investors) arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”) will directly or indirectly make cash contributions to Holdings or will otherwise purchase interests in Holdings for cash (the net proceeds of which will be contributed by Holdings, directly or indirectly, to Merger Sub in the form of (i) common equity, (ii) “qualified” preferred equity having terms reasonably satisfactory to the Lead Arrangers or (iii) other preferred equity having terms reasonably satisfactory to the Lead Arrangers (any such equity, together, “Permitted Equity”)), in an aggregate amount equal to, when combined with the fair market value of any capital stock of any of the management, founders and other existing direct or indirect equity holders of the Company and its subsidiaries rolled over or invested in connection with the Transactions (as defined below) (together, the “Equity Contribution”) at least 30% (the “Minimum Equity Percentage”) of the sum of (1) the aggregate principal amount of the USR ABL Facility and the FILO Facility (as defined below), in each case actually funded on the Closing

Date, excluding the gross proceeds of any loans or increase of loans to fund (A) working capital needs and (B) original issue discount and/or upfront fees under the Fee Letter or under the fee letters applicable to the FILO Facility and the Factoring Facility (as defined below) plus (2) the Equity Contribution on the Closing Date in respect of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions; provided that, after giving effect to the Transactions, the Sponsor will, directly or indirectly control the voting capital stock having at least a majority of the ordinary voting power for the election of the board of directors or equivalent governing body of Holdings.

(c) The USR ABL Borrower is anticipated to obtain (i) a senior secured term loan facility, in an aggregate initial principal amount not to exceed $2,500 million (the “FILO Facility”, and the loans thereunder, the “FILO Loans”), as described in Exhibit B to that certain Commitment Letter dated as of the Original Signing Date (as amended, restated, supplemented or otherwise modified from time to time to reflect additional commitment parties with respect thereto), by and among the commitment parties party thereto, the USR ABL Borrower and Merger Sub (such commitment letter, together with the Transaction Description attached thereto as Exhibit A, the Summary of Principal Terms and Conditions attached thereto as Exhibit B, the Summary of Additional Conditions attached thereto as Exhibit C and any other schedule, exhibit or annex attached thereto, in each case, as amended, modified or supplemented from time to time, collectively, the “FILO Commitment Letter” and the definitive documentation entered into in connection with the FILO Facility, the “FILO Facility Documentation”; the administrative agent under the FILO Commitment Letter, the “FILO Administrative Agent”) (it being understood and agreed that you shall not, without the prior written consent of the Lead Arrangers, modify the terms of the FILO Commitment Letter to (I) shorten the scheduled maturity date of the FILO Facility, (I) require cash payments of accrued interest at a rate greater than those set forth in the FILO Commitment Letter as of the Original Signing Date, (III) require scheduled amortization payments or mandatory prepayments in excess of those payments set forth in the FILO Commitment Letter as of the Original Signing Date, or (IV) tighten baskets as set forth in the Negative Covenants section of the FILO Commitment Letter as of the Original Signing Date without a corresponding change to the baskets set forth in the Negative Covenants section of the Term Sheet), (ii) a senior secured asset-based revolving credit facility in an aggregate principal amount not to exceed $5,000 million, as described in Exhibit B to the Commitment Letter and (iii) a receivables purchase facility with an aggregate purchase limit not to exceed $1,000 million (the “Factoring Facility”).

(d) Prior to, or substantially contemporaneously with, the effectiveness of the USR ABL Facility, (i) the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination thereof and (y) certain existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding under the Existing Credit Facilities (as defined below) that on the Closing Date will be grandfathered into, or backstopped by, the USR ABL Facility or other revolving credit facilities available to the Parent Holdcos and their affiliates or cash collateralized in a manner satisfactory to the issuing banks thereof) under (A) that certain Three-Year Revolving Credit Agreement, dated as of August 9, 2023 (as amended, supplemented or otherwise modified from time to time prior to the Original Signing Date or as otherwise permitted under the Merger Agreement as in effect as of the Original Signing Date, the “2023-3 year Revolving Credit Facility”), among, among others, the Company, as borrower, the lenders referred to therein, Bank of America, N.A., as administrative agent, and the other parties thereto, (B) that certain Delayed Draw Term Loan Credit Agreement, dated as of August 9, 2023 (as amended, supplemented or otherwise modified from time to time prior to the Original Signing Date or as otherwise permitted under the Merger Agreement as in effect as of the Original Signing Date, the “2023 DDTL Credit Facility”), among, among others, the Company, as borrower, the lenders referred to therein, Bank of America, N.A., as administrative agent, and the other parties thereto, (C) that certain Delayed Draw Term Loan Credit Agreement, dated as of December 19, 2022 (as amended, supplemented or otherwise modified from time to time prior to the Original Signing Date or as otherwise permitted under the Merger Agreement as in effect as of the Original Signing Date, the “2022 DDTL Credit Facility”), among, among others, the

Company, as borrower, the lenders referred to therein, Toronto Dominion (Texas) LLC, as administrative agent, and the other parties thereto and (D) that certain Five-Year Revolving Credit Agreement, dated as of June 17, 2022 (as amended, supplemented or otherwise modified from time to time prior to the Original Signing Date or as otherwise permitted under the Merger Agreement as in effect as of the Original Signing Date, the “2023-5 year Revolving Credit Facility”, together with the 2023-3 year Revolving Credit Facility, the 2023 DDTL Credit Facility and the 2022 DDTL Credit Facility, the “Existing Credit Facilities”), among, among others, the Company, as borrower, the lenders referred to therein, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, will be repaid in full and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (or arrangements for such repayment, termination and release shall have been made) and (ii) (A) the 3.600% Notes due 2025 issued by the Company pursuant to the indenture, dated as of November 18, 2014, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “2014 Indenture”); (B) the 3.450% Notes due 2026 issued by the Company pursuant to the indenture, dated as of December 17, 2015, by and between the Company and Wells Fargo Bank, National Association, as trustee (as supplemented by the first supplemental indenture, dated as of October 13, 2021, the “2015 Indenture”); (C) the 2.125% Notes due 2026 issued by the Company pursuant to the 2014 Indenture; (D) the 8.125% Notes due 2029 issued by the Company pursuant to the 2015 Indenture; (E) the 3.200% Notes due 2030 issued by the Company pursuant to the 2015 Indenture; (F) the 4.500% Notes due 2034 issued by the Company pursuant to the 2014 Indenture; (G) the 4.400% Notes due 2042 issued by Walgreen Co. pursuant to the indenture, dated as of July 17, 2008, by and between Walgreen Co. and Wells Fargo Bank, National Association, as trustee (the “2008 Indenture” and, together with the 2014 Indenture and the 2015 Indenture, the “Existing Indentures”); (H) the 4.800% Notes due 2044 issued by the Company pursuant to the 2014 Indenture; (I) the 4.650% Notes due 2046 issued by the Company pursuant to the 2015 Indenture; and (J) the 4.100% Notes due 2050 issued by the Company pursuant to the 2015 Indenture (the notes issued pursuant to the Existing Indentures, the “Existing Notes”), will either (x) be irrevocably defeased or satisfied and discharged on or prior to the Closing Date in accordance with the terms of the Existing Indentures or (y) be subject to a tender offer and consent solicitation the initial settlement of which closes on the Closing Date, which as a result of such tender offer and consent solicitation and/or any satisfaction and discharge in accordance with the terms of the Existing Indentures, any conflicts in the Existing Indentures are eliminated (and if any stub debt remains outstanding after such tender offer and consent solicitation, the issuer shall redeem, defease or satisfy and discharge such stub debt in the manner described in clause (x) above on or prior to the Closing Date (with an irrevocable notice of redemption being delivered (and deposit of cash in an amount sufficient to redeem the Existing Notes in full being made) on the Closing Date)); provided that, notwithstanding the foregoing, solely to the extent the Existing Notes cannot be redeemed on the Closing Date, the Existing Notes and the liens securing the Existing Notes shall be satisfied, discharged and/or defeased on the Closing Date and if the Existing Notes and the liens securing the Existing Notes are so satisfied, discharged and/or defeased, the Existing Notes shall be permitted to remain outstanding until the applicable redemption date for the Existing Notes, in each case to the extent set forth in the Merger Agreement (together, the “Refinancing”). For the avoidance of doubt, letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding on the Closing Date no longer available to the Company or its subsidiaries may be backstopped or replaced by letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments issued under the USR ABL Facility or other revolving credit facilities available to the Parent Holdcos and their affiliates on the Closing Date or may be cash collateralized.

The proceeds of the Equity Contribution, the FILO Facility, the USR ABL Facility (if any) and the Factoring Facility (if any), in each case borrowed or received on the Closing Date, together with any cash on hand at the Company and its subsidiaries on the Closing Date and proceeds from any other facilities borrowed or received by the Parent Holdcos and their affiliates on the Closing Date (and/or any notes issued by the Parent Holdcos and their affiliates on or prior to the Closing Date), will be applied (i) as described above to pay the Merger Consideration, (ii) to pay the fees and expenses incurred in connection with the

Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Merger Funds”). The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

EXHIBIT C

PROJECT WING

Summary of Additional Conditions

The initial borrowings under, or availability of, the USR ABL Facility shall be subject to satisfaction (or waiver by the Lead Arrangers) of the following conditions, each of which will be subject to the Certain Funds Provisions:

1. The Merger shall have been consummated, or substantially concurrently with the availability or initial borrowing under the USR ABL Facility, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any supplements, amendments, waivers, consents or other modifications, other than those modifications, amendments, waivers, consents or supplements by you (or your affiliate) that are materially adverse to the interests of the Lead Arrangers in their capacities as such, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, waiver, consent or supplement (whether proposed or executed) unless they object thereto in writing within five (5) Business Days (as defined in the Merger Agreement as in effect as of the Original Signing Date) of receipt of written notice of such modification, amendment, waiver, consent or supplement (it being understood that (a) any modification, amendment, waiver, consent or supplement that results in a reduction in the purchase price of, or consideration for, the Merger shall not be deemed to be materially adverse to the interests of the Lead Arrangers; provided that, (I) such reduction is less than 10% of the purchase price or is in accordance with the Merger Agreement (as in effect as of the Original Signing Date) or (II) any such reduction does not reduce the Equity Contribution to below the Minimum Equity Percentage, (b) any modification, amendment, waiver, consent or supplement that results in an increase in the purchase price of, or consideration for, the Merger shall not be deemed to be materially adverse to the interests of the Lead Arrangers so long as such increase is funded with cash of the Company, an increase in the Equity Contribution or amounts available to be drawn or factored, as applicable, under the USR ABL Facility, the Factoring Facility and/or other revolving credit facilities available to the Parent Holdcos and their affiliates on the Closing Date or such increase is pursuant to any working capital and/or purchase price (or similar) adjustment provisions set forth in the Merger Agreement (as in effect as of the Original Signing Date), (c) any change to the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement as in effect as of the Original Signing Date) shall be deemed to be materially adverse to the interests of the Lead Arrangers and (d) any amendments to the “Xerox” provisions shall be deemed to be materially adverse to the interests of the Initial Lenders and the Commitment Parties.

2. The Equity Contribution shall have been made, or substantially concurrently with the availability or initial borrowing under the USR ABL Facility shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter (subject to adjustment pursuant to paragraph 1 above).

3. Substantially concurrently with the availability or initial borrowing under the USR ABL Facility and the consummation of the Merger, the Refinancing shall have been consummated and the FILO Facility shall have become effective.

4. Since the date of the Merger Agreement, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect. “Company Material Adverse Effect” means “Company Material Adverse Effect” as defined in the Merger Agreement (as in effect as of the Original Signing Date).

5. Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the USR ABL Administrative Agent’s security interests in the USR ABL Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the USR ABL Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Merger).

6. The USR ABL Administrative Agent and the Lead Arrangers shall have received at least three (3) business days before the Closing Date (i) all documentation and other information about the USR ABL Borrower and the applicable USR ABL Guarantors that shall have been reasonably requested by the USR ABL Administrative Agent or the Lead Arrangers in writing at least ten (10) business days prior to the Closing Date and that the USR ABL Administrative Agent and the Lead Arrangers reasonably determine is required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) a certification regarding beneficial ownership with respect to the USR ABL Borrower required by the Beneficial Ownership Regulation for each Lender that so requests.

7. The execution and delivery by the USR ABL Borrower and the USR ABL Guarantors of the USR ABL Facility Documentation (including guarantees by the applicable guarantors and the ABL/FILO Intercreditor Agreement) which shall, in each case, be in all material respects in accordance with the terms of the Commitment Letter and the Term Sheets (as modified to reflect any exercise of the “Market Flex Provisions” under the Fee Letter) and subject in all respects to the Certain Funds Provisions and the USR ABL Facility Documentation Considerations set forth in the Commitment Letter.

8. Subject in all respects to the Certain Funds Provisions, the delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the USR ABL Borrower and each USR ABL Guarantor, a solvency certificate in the form of Exhibit D with respect to the USR ABL Borrower and its restricted subsidiaries and delivery of a borrowing base certificate in respect of the USR ABL Borrowing Base or, if applicable, a certificate electing that the Modified USR ABL Borrowing Base will be in effect, and to extent applicable, customary borrowing notices.

9. The Lead Arrangers shall have received, to the extent Parent has received the same under the Merger Agreement, unaudited consolidated balance sheets of the USR ABL Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the USR ABL Borrower and its consolidated subsidiaries for, the fiscal quarter ended at least forty-five (45) days before the Closing Date.

10. The Lead Arrangers shall have received, to the extent Parent has received the corresponding information described in paragraph 9 above under the Merger Agreement, an unaudited pro forma consolidated balance sheet of the USR ABL Borrower and its consolidated subsidiaries as of the last day of the most recently completed four-fiscal quarter period for which historical financial statements are provided pursuant to paragraph 9 above (if any), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805: Business Combinations (formerly SFAS 141R), tax adjustments, deferred taxes or similar pro forma adjustments) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the USR ABL Borrower).

11. All fees required to be paid on the Closing Date in connection with the USR ABL Facility funded or made available on the Closing Date and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise agreed to by the USR ABL Borrower), shall, substantially concurrently with the initial borrowing under the FILO Facility, have been paid (which amounts may, at your option, be offset against the proceeds of the FILO Facility).

C-2

12. The Specified Merger Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects (except in the case of any such representation which expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of such date); provided, that to the extent that any such representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement as in effect as of the Original Signing Date) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

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EXHIBIT D

SOLVENCY CERTIFICATE

Date:

Reference is made to ABL Credit Agreement, dated as of [●] (the “Credit Agreement”), among [●] (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and [●], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.

The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.

The fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis.

3.	The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.

The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[BORROWER]
By:
Name:
Title:

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